Exhibit 99.1
Xencor Reports Second Quarter 2024 Financial Results
PASADENA, Calif.--Aug. 5, 2024-- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of cancer and other serious diseases, today reported financial results for the second quarter ended June 30, 2024 and provided a review of recent business updates and internal clinical-stage programs.
“Xencor’s clinical focus is developing high-potential, first-in-class bispecific T-cell engagers and additional XmAb® candidates that leverage our differentiated technology platforms. The expanding opportunities for engineered antibodies, T-cell engagers and other bispecifics have encouraged us to advance a range of new XmAb candidates, and we plan to announce our next candidates for clinical development in the coming months,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “We remain enthusiastic by the progress of our clinical-stage T-cell engager programs and advancements within the platform to date in 2024. Our dose-escalation studies of XmAb819 (ENPP3 x CD3) in clear cell renal cell carcinoma and XmAb808 (B7-H3 x CD28) in advanced solid tumors remain on track to reach target dose levels by year end, and XmAb541 (CLDN6 x CD3) is off to a strong clinical start with initial study enrollment.”
Bispecific Antibody Programs Advancing in Internal Clinical Development
•XmAb819 (ENPP3 x CD3): XmAb819 is a bispecific T-cell engager in Phase 1 clinical development for patients with advanced clear cell renal cell carcinoma (ccRCC). XmAb819 is designed to engage the immune system, activating T cells for highly potent and targeted killing of tumor cells expressing ENPP3, an antigen highly expressed in ccRCC. Xencor’s XmAb 2+1 multivalent format used in XmAb819 enables greater selectivity of ENPP3-expressing tumor cells compared to normal cells, which express lower levels of ENPP3. Xencor is advancing through dose-escalation cohorts in an ongoing Phase 1 study, and the Company anticipates reaching target dose levels by year end.
•XmAb808 (B7-H3 x CD28): XmAb808 is a tumor-selective, co-stimulatory bispecific T-cell engager in Phase 1 clinical development, in combination with pembrolizumab for patients with advanced solid tumors. XmAb808 binds to the broadly expressed tumor antigen B7-H3 and is constructed with the XmAb 2+1 format. Co-stimulation is required for T cells to achieve full activation, and targeted CD28 bispecific antibodies may provide conditional co-stimulation of T cells when the antibodies are bound to tumor cells. Xencor is advancing through dose-escalation cohorts in an ongoing Phase 1 study, and the Company anticipates reaching target dose levels by year end.
•XmAb541 (CLDN6 x CD3): XmAb541 is a bispecific T-cell engager in Phase 1 clinical development for patients with advanced ovarian cancer and other solid tumor types. XmAb541 is designed to engage the immune system, activating T cells for highly potent and targeted killing of tumor cells expressing Claudin-6 (CLDN6), a tumor-associated antigen. Xencor’s XmAb 2+1 multivalent format used in XmAb541 enables greater selectivity for cells expressing CLDN6 over similarly structured Claudin family members, which may be expressed on normal tissue. The first patient was dosed in a Phase 1 dose-escalation study earlier this year.

•Vudalimab (PD-1 x CTLA-4): Vudalimab, a selective dual checkpoint inhibitor of PD-1 and CTLA-4, is advancing in multiple clinical studies, including a monotherapy study in patients with clinically defined high-risk metastatic castration-resistant prostate cancer (mCRPC; Study XmAb717-05), a study in combination with docetaxel in patients with mCRPC (Study XmAb717-04), and a study in combination with chemotherapy in patients with non-small cell lung cancer (Study XmAb717-06). Xencor continues to anticipate a data update and decision whether to advance vudalimab for patients with mCRPC in the first half of 2025.
Recent Business Updates
•Regained exclusive worldwide rights to plamotamab (CD20 x CD3), a Phase 2 ready, subcutaneously administered, immune-cell directed bispecific T-cell engager. Xencor advanced plamotamab through Phase 1 clinical development and is reviewing its potential for addressing unmet medical needs of patients.
•Concluded Phase 1 studies of XmAb564 (IL2-Fc in autoimmune disease) and XmAb662 (IL12-Fc in solid tumors) in the first half of 2024, consistent with prior guidance.
Financial Guidance: Based on current operating plans, Xencor expects to end 2024 with between $475 million and $525 million in cash, cash equivalents and marketable debt securities, and to have cash to fund research and development programs and operations into 2027.
Financial Results for the Second Quarter and Six Months Ended June 30, 2024
Cash, cash equivalents and marketable debt securities totaled $585.0 million as of June 30, 2024, compared to $697.0 million as of December 31, 2023.
Revenues for the second quarter ended June 30, 2024 were $17.0 million, compared to $45.5 million for the same period in 2023. Revenues earned in the second quarter of 2024 were primarily non-cash royalty revenue from Alexion and MorphoSys/Incyte and licensing revenue from multiple licensees, compared to the same period in 2023, which were primarily research revenue from the second J&J collaboration, royalty revenue from Alexion and milestone revenue from Zenas. Revenues for the six months ended June 30, 2024 were $29.8 million, compared to $64.5 million for the same period in 2023. Revenue for the six-month period in 2024 were primarily non-cash royalty revenue from Alexion and MorphoSys/Incyte, compared to the same period in 2023, which were primarily research revenue from the second J&J collaboration, royalty revenue from Alexion and milestone revenue from J&J and Zenas.
Research and development (R&D) expenses for the second quarter ended June 30, 2024 were $61.5 million, compared to $60.1 million for the same period in 2023. R&D expenses for the six months ended June 30, 2024 were $118.4 million, compared to $125.6 million for the same period in 2023. Increased R&D spending for the second quarter of 2024 compared to 2023 and decreased R&D spending for the first six months of 2024 compared to 2023 are primarily due to increased spending on research and early-stage programs and decreased spending on XmAb104 (PD-1 x ICOS).
General and administrative (G&A) expenses for the second quarter ended June 30, 2024 were $17.7 million, compared to $11.5 million for the same period in 2023. G&A expenses for the six months ended June 30, 2024 were $31.5 million, compared to $25.6 million for the same period in 2023. Increased G&A spending for the second quarter and first six months of 2024 compared to 2023 is primarily due to increased spending on corporate activities, including stock-based compensation costs related to employees retiring in April 2024.
Other income (expense) for the second quarter ended June 30, 2024 was $(5.0) million, compared to $4.0 million for the same period in 2023. Other expense for the second quarter of 2024, compared to other income for the same period in 2023, is primarily due to unrealized and realized losses recognized from the change in fair value and the sale of equity investments. Other income (expense) for the six months ended June 30, 2024 was $(15.8) million, compared to $4.0 million for the same period in 2023. Other expense for the first six months of 2024, compared to other income for the same period in 2023, is primarily due to an impairment charge on an equity investment without a readily determinable fair value.
Non-cash, stock-based compensation expense for the six months ended June 30, 2024 was $28.6 million, compared to $26.2 million for the same period in 2023.
Net loss attributable to Xencor for the second quarter ended June 30, 2024 was $66.0 million, or $(1.07) on a fully diluted per share basis, compared to net loss of $22.0 million, or $(0.37) on a fully diluted per share basis, for the same period in 2023. For the six months ended June 30, 2024, net loss attributable to Xencor was $134.0 million, or $(2.18) on a fully diluted per share basis, compared to net loss of $82.7 million, or $(1.38) on a fully diluted per share basis, for the same period in 2023.
The total shares outstanding were 61,766,054 as of June 30, 2024, compared to 60,600,060 as of June 30, 2023.
About Xencor
Xencor is a clinical-stage biopharmaceutical company developing engineered antibodies for the treatment of patients with cancer and other serious diseases. More than 20 candidates engineered with Xencor's XmAb® technology are in clinical development, and three XmAb medicines are marketed by partners. Xencor's XmAb engineering technology enables small changes to a proteins structure that result in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.
Forward-Looking Statements
Certain statements contained in this press release may constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements that are not purely statements of historical fact, and can generally be identified by the use of words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “anticipate,” “seek,” “look forward,” “believe,” “committed,” “investigational,” and similar terms, or by express or implied discussions relating to Xencor’s business, including, but not limited to, statements regarding expectations for clinical progress, planned presentations of clinical data, new XmAb candidates, planned clinical trials, projected financial resources, the quotations from Xencor's president and chief executive officer, and other statements that are not purely statements of historical fact. Such statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Xencor and are subject to significant known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks, including the ability of publicly disclosed preliminary clinical trial data to support continued clinical development and regulatory approval for specific treatments, in each case as described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2023 as well as Xencor's subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended to date. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Xencor, Inc.
Selected Consolidated Balance Sheet Data
(in thousands)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Cash, cash equivalents and marketable debt securities - current	$480,140	$551,515
Other current assets	74,330	71,645
Marketable debt securities - long term	104,862	145,512
Other long-term assets	166,835	184,020
Total assets	$826,167	$952,692

Total current liabilities	80,076	84,709
Deferred income - long term	104,081	125,183
Other long term liabilities	79,469	73,667
Total liabilities	263,626	283,559
Total stockholders' equity	562,541	669,133
Total liabilities and stockholders’ equity	$826,167	$952,692

Xencor, Inc.
Consolidated Statements of Loss and Comprehensive Loss
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(Unaudited)
Revenue	$16,960	$45,523	$29,765	$64,485

Operating expenses
Research and development	61,531	60,060	118,404	125,612
General and administrative	17,746	11,460	31,533	25,613
Total operating expenses	79,277	71,520	149,937	151,225
Loss from operations	(62,317)	(25,997)	(120,172)	(86,740)

Other income (expense), net	(4,974)	4,043	(15,828)	4,023
Net loss	(67,408)	(21,954)	(136,117)	(82,717)

Net loss attributable to non-controlling interest	(1,445)	—	(2,121)	—
Net loss attributable to Xencor, Inc.	(65,963)	(21,954)	(133,996)	(82,717)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable debt securities	(498)	1,765	(1,942)	5,093
Comprehensive loss attributable to Xencor, Inc.	$(66,461)	$(20,189)	$(135,938)	$(77,624)

Net loss per common share attributable to Xencor, Inc.:
Basic and Diluted	$(1.07)	$(0.37)	$(2.18)	$(1.38)
Weighted average common shares used to compute net loss per share attributable to Xencor, Inc.
Basic and Diluted	61,676,444	59,807,558	61,444,384	59,922,784

Contacts
For Investors:
Charles Liles
cliles@xencor.com
(626) 737-8118
For Media:
Cassidy McClain
Inizio Evoke
cassidy.mcclain@inizioevoke.com
(619) 694-6291